Exhibit 99.2

Innovid Corp.
116 E 16th Street, 6th Floor
New York, NY 10003
February 13, 2025

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Compliance Department

Re: Notice of Merger of the Company (Warrant No. CUSIP-457679116)

Dear Warrant Holder:

Reference is made to (i) that certain Warrant Agreement, dated as of February 10, 2021 (the “Warrant Agreement”), by and between Innovid Corp. (f/k/a ION Acquisition Corp 2 Ltd.), a Delaware corporation (the “Company”) and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Warrant Agent”), and (ii) that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 21, 2024, by and among the Company, Mediaocean LLC, a Delaware limited liability company (“Mediaocean”), and Ignite Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Mediaocean (“Merger Sub”), pursuant to which Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Mediaocean (the “Merger”).  Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), each share of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) outstanding as of immediately prior to the Effective Time was cancelled and automatically converted into the right to receive cash in an amount equal to $3.15, without interest thereon (the “Per Share Price”).  All capitalized terms used in this notice have the meanings ascribed to such terms in the Warrant Agreement unless otherwise defined herein.

Pursuant to Sections 4.4 and 4.5 of the Warrant Agreement, this letter serves as notice to you of the following:

1.	The Effective Time of the Merger was 8:13 a.m. Eastern time on February 13, 2025 (the “Closing Date”).

2.
The Merger constitutes an event pursuant to which, in accordance with Section 4.4 of the Warrant Agreement, the holders of the Warrants shall have the right to purchase and receive, in lieu of shares of Company Common Stock, the Alternative Issuance. Accordingly, following the Effective Time, (a) no shares of Company Common Stock shall be purchasable pursuant to the Warrants and (b) each holder of a Warrant shall be entitled to receive, upon proper exercise of such Warrant and the payment of the Warrant Price in cash, the amount of $3.15 in cash per Warrant (the “Warrant Payment”); provided that if any Registered Holder properly exercises a Warrant during the thirty (30) day period beginning on February 13, 2025, the date of the Company’s public disclosure of the consummation of the Merger pursuant to the Current Report on Form 8-K filed with the Securities and Exchange Commission, and ending on and including March 15, 2025 (such period, the “Special Exercise Period”), the Warrant Price shall be adjusted as contemplated by Section 4.4 of the Warrant Agreement.

3.
Pursuant to Section 4.4 of the Warrant Agreement, if any Registered Holder properly exercises a Warrant within the Special Exercise Period, the Warrant Price with respect to such exercised Warrant shall be reduced by an amount (in dollars) equal to the difference (but in no event less than zero) of (a) $11.50 (which constitutes the Warrant Price in effect prior to such reduction) minus (b) (i) $3.15 (which constitutes the Per Share Price) minus (ii) the applicable Black-Scholes Warrant Value.

4.
The Black-Scholes Warrant Value was calculated for each Private Placement Warrant and Public Warrant to be $0.11 and $0.10 (as applicable, the “Warrant Value”), respectively, in accordance with the terms of the Warrant Agreement and the terms set forth below:

Term	Private Placement Warrants	Public Warrants
Reference Date	February 12, 2025 (the trading day immediately prior to the Effective Time)	Same as per the Private Placement Warrants
Price of each Ordinary Share (10-trading day VWAP for the period ended on the Reference Date)	$3.1276	Same as per the Private Placement Warrants
Assumed Volatility
Calculated using the 90-day volatility obtained from the HVT function on Bloomberg determined as of November 20, 2024 (the trading day immediately prior to the day of the announcement of the Merger Agreement - 58.627%
Same as per the Private Placement Warrants
Assumed Risk-Free Interest Rate	Calculated using the U.S. Treasury rate for a period equal to the remaining term of the Warrant – 4.3%	Same as per the Private Placement Warrants
Option Pricing via the Bloomberg OVME Calculator
Regular American call input using the other inputs derived in accordance with the other terms of this notice, the Expiration Date (November 30, 2026) and a buy/strike price of $11.50 (value display in “price total”)

Capped American call input using a call cap of $18.00, the other inputs derived in accordance with the other terms of this notice, the Expiration Date (November 30, 2026) and a buy/strike price of $11.50 (value display in “price total”)

Accordingly, until the end of the Special Exercise Period, the Warrant Price for the Public Warrants is $3.05 and the Warrant price for the Private Placement Warrants is $3.04. Any holder that purports to exercise a Private Placement Warrant during the Special Exercise Period and pays the corresponding Warrant Price with respect thereto must also provide evidence acceptable to the Warrant Agent that (a) such Warrant is a Private Placement Warrant and (b) such holder is entitled to receive the Warrant Price with respect thereto. The failure of any such holder to comply with the requirements of this notice may result in a failure to properly exercise the applicable Warrants prior to the expiration of the Special Exercise Period. After the end of the Special Exercise Period, the Warrant Price for the Public Warrants and the Private Placement Warrants shall be $11.50, which exceeds the Per Share Price.

The Company hereby requests that upon receipt of this notice the Warrant Agent promptly provides a copy of this notice in writing to each holder of a Warrant on behalf of the Company in accordance with Section 4.5 of the Warrant Agreement, with such further notices confirmed by the Warrant Agent to the Company in writing. Each holder of Warrants is encouraged to contact its advisors if it has any questions regarding the exercise of its Warrants. For administrative convenience, during the Special Exercise Period, each Warrant may be exercised for cash or on a cashless basis. If a holder of a Warrant chooses to exercise a Warrant on a cashless basis, such holder will receive the Warrant Value in respect of such Warrant.   The Warrant Value (or the Warrant Payment, if the holder elects to exercise on a cash basis) shall be paid by the Warrant Agent as soon as practicable following the proper exercise of the Warrant (and payment of the Warrant Price in cash, if such Warrant is being exercised on a cash basis) and the satisfaction of any additional actions reasonably requested by the Warrant Agent and the Warrant Agent’s review of any other materials required to be submitted hereunder or otherwise.

To exercise a Private Placement Warrant, the holder of the Private Placement Warrant should complete and submit to the Warrant Agent at the address listed below (or as otherwise directed by the Warrant Agent with the Company’s consent) the Form of Election attached hereto as Exhibit A:

By Hand or Overnight Delivery:
Continental Stock Transfer & Trust Company
1 State Street – 30th Floor
New York, New York 10004

To exercise a Public Warrant, the holder of the Public Warrant should contact the broker through which they hold such Public Warrants.

This notice shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction.

[Signature Page Follows]

INNOVID CORP.

/s/ Anthony Callini
Name: Anthony Callini
Title: Chief Financial Officer